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                       [LETTERHEAD OF WITCO CORPORATION]


Contact: Lloyd Moon                203 552-2227                             NEWS
         Vice President
         Sandy Lynn Stevens        203 552-2266
         Manager Public Relations

                                                           For Immediate Release

            WITCO ANNOUNCES A THREE-YEAR CORPORATE RESTRUCTURING PLAN

GREENWICH, CT, December 12, 1996 -- Witco Corporation (NYSE:WIT) today announced the details of a major corporate restructuring plan, charges to income related to the restructuring and other matters, and expected 1996 fourth quarter results. The restructuring is designed to achieve a significant improvement in the company's cost base over the next three years and accelerate its transition to a high performance specialty chemical company.

         The plan calls for a reduction in annual operating costs of more than $200 million by the end of 1999. The plan anticipates a consolidation in worldwide manufacturing facilities from 46 to 31, as well as consolidation of certain related distribution and administrative centers. During this same period, the company will invest more than $600 million of internally generated funds to drive future earnings growth and increase R&D support to a more appropriate level. This investment includes approximately $250 million for new capacity to support future business growth, approximately $200 million to modernize the remaining plants and replace the capacity in closed facilities in a way that ensures no interruption in shipments or services to customers, approximately $100 million for environmental, safety and other items and approximately $50 million to upgrade worldwide information systems. Under the plan a reduction in employment of approximately 1,800 people will occur over the three-year period from the current level of 6,800.

         The company will take a fourth quarter pre-tax charge-off to earnings of $421 million, for restructuring charges, and for other items which include environmental and safety compliance, litigation provisions and inventory writedowns.

         Fourth quarter 1996 net income from continuing operations is expected to be approximately equal to that of the same quarter in 1995 excluding non-recurring items from both periods. Significant improvement in OSi Specialties will offset declines in petroleum specialties


                                 - continued -

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resulting from the  competitive  environment in refined  products.  In addition, preparation of the restructuring plan added short-term costs to the business.

         Commenting on these initiatives, E. Gary Cook, Chairman, President and Chief Executive Officer, said, "Our goal is nothing less than becoming the preeminent specialty chemical company in the world. The restructuring is necessary to achieve the efficient, productive, competitive and agile company necessary to meet the ever more demanding needs of our global customers. We regret the hardship this places on many of our employees, but we have established programs to ease the transition for those impacted. The new Witco will be an exciting and challenging company with excellent growth opportunities."

         The company had set a goal of achieving a minimum of a 30% internal rate of return on capital needed to fund the consolidation, which the plan significantly exceeds. The plan also achieves the previously disclosed goals of a 20% reduction in fixed costs, 5-10% reduction in variable costs and a net working capital reduction of 25%. The company is expected to provide additional details as the plan unfolds.

         Witco Corporation, headquartered in Greenwich, CT, produces and markets specialty chemicals worldwide and has annual sales in excess of $2 billion.

                                      # # #

         Information in this press release contains "forward-looking statements" which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the Company's ability to generate appropriate cashflow, the cost and timing of the implementation of capital improvements, the Company's ability to effectively divest certain assets, certain global and regional economic conditions and other factors detailed in the Company's Securities and Exchange Commission filings.

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